Exhibit 99

DATE:             December 7, 2006

CONTACT:          Alan W. Dakey, President & CEO          PHONE: (717) 692-2133
                  Cindy L. Wetzel, Secretary
                  Mid Penn Bancorp, Inc.
                  349 Union Street
                  Millersburg, PA   17061


                     MID PENN BANK PURCHASES TWO ADDITIONAL
                         BANK OFFICES IN DAUPHIN COUNTY

         (Millersburg, PA) - Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, announced today that it has completed the purchase of two Dauphin County branches of Omega Bank located at 51 South Front Street in Steelton and 1100 Spring Garden Drive in Middletown. This acquisition includes approximately $27 million in deposits and $16 million in loans and is expected to be accretive to earnings in 2007.

         "We are very excited about the opportunity to serve customers in the Steelton and Middletown markets," said Alan W. Dakey, Chairman, President, and Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank. "Steelton and Middletown are an excellent geographic fit for Mid Penn and expanding our presence in Dauphin County. `The New Steelton' is a dynamic plan to redevelop the downtown area, and we are excited about the opportunity to participate in the revitalization effort by having a new office in the heart of Steelton. The Middletown Office allows us to expand further south into a market with attractive growth characteristics. As a local community bank, we have quality products and services to offer area businesses and residents with the added benefit of local decision-making." Dakey added, "By expanding the Dauphin County market with two additional offices, we hope residents will recognize we are truly committed to serving their financial needs."

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         With the addition of these two new offices, Mid Penn Bancorp, with assets totaling $488 million, currently operates 14 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available.


         This press release may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Mid Penn Bancorp's filings with the Securities and Exchange Commission.